The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 13, 2025

Citigroup Global Markets Holdings Inc.	June----, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025—USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

PLUS Based on a Basket of Six Underliers Due December ----, 2025

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of a basket (the “basket”) consisting of the EURO STOXX 50® Index, the iShares® 20+ Year Treasury Bond ETF, the iShares® MSCI Emerging Markets ETF, the iShares® Biotechnology ETF, the Russell 2000® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF, each a “basket component,” from the initial basket value to the final basket value.

▪	The securities offer leveraged exposure to a limited range of potential appreciation of the basket as described below. In exchange for that feature, investors in the securities must be willing to forgo (i) any appreciation of the basket in excess of the maximum return at maturity specified below and (ii) any dividends that may be paid on the basket components or the stocks included in the basket components. In addition, investors in the securities must be willing to accept full downside exposure to any depreciation of the basket. If the final basket value is less than the initial basket value, you will lose 1% of the stated principal amount of your securities for every 1% of that decline. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	15%
	iShares® 20+ Year Treasury Bond ETF (ticker symbol: “TLT”)	15%	$
	iShares® MSCI Emerging Markets ETF (ticker symbol: “EEM”)	15%	$
	iShares® Biotechnology ETF (ticker symbol: “IBB”)	15%	$
	Russell 2000® Index (ticker symbol: “RTY”)	25%
	SPDR® S&P® Oil & Gas Exploration & Production ETF (ticker symbol: “XOP”)	15%	$

The EURO STOXX 50® Index and the Russell 2000® Index are each an “Index.”

The iShares® 20+ Year Treasury Bond ETF, the iShares® MSCI Emerging Markets ETF, the iShares® Biotechnology ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF are each an “ETF.”

* The initial component value for each basket component will be its closing value on the pricing date

Aggregate stated principal amount:	$
Stated principal amount:	$1,000.00 per security
Pricing date:	June , 2025 (expected to be June 30, 2025)
Issue date:	July , 2025 (expected to be July 3, 2025)
Valuation date:	December , 2025 (expected to be December 23, 2025), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December , 2025 (expected to be December 29, 2025)
Payment at maturity:

For each $1,000.00 stated principal amount security you hold at maturity:

▪ If the final basket value is greater than the initial basket value:
$1,000.00 + the leveraged return amount, subject to the maximum return at maturity

▪ If the final basket value is less than or equal to the initial basket value:
$1,000.00 + ($1,000.00 × the basket return)

If the final basket value is less than the initial basket value, your payment at maturity will be less, and possibly significantly less, than the $1,000.00 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial basket value:	100
Final basket value:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, its closing value on the valuation date.
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Leveraged return amount:	$1,000.00 × the basket return × the leverage factor
Leverage factor:	200.00%
Maximum return at maturity:	$67.00 per security (6.70% of the stated principal amount). The payment at maturity per security will not exceed $1,000.00 plus the maximum return at maturity.
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17333KBN6 / US17333KBN63
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$12.50(2)	$982.50
		$5.00(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $875.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $17.50 for each $1,000.00 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $12.50 for each $1,000.00 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each basket component will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each basket component. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of a basket component on any date is (i) in the case of a basket component that is an underlying index, its closing level on such date and (ii) in the case of a basket component that is an underlying ETF, the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying ETF are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

Dilution and Reorganization Adjustments. With respect to each basket component that is an underlying ETF, its initial component value is a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial component value for each of the basket components that is an underlying ETF is subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket value will be calculated based on (i) for each unaffected basket component, its closing value on the originally scheduled valuation date and (ii) for each affected basket component, its closing value on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

June 2025	PS-2

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns, subject to the maximum return at maturity, for a limited range of potential appreciation of the basket;

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario; and

▪	To achieve similar levels of upside exposure to the basket components as a direct investment, subject to the maximum return at maturity, while using fewer dollars by taking advantage of the leverage factor.

If the final basket value is less than the initial basket value, the securities are exposed on a 1-to-1 basis to the percentage of that decline.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 6 months
Leverage factor:	200.00%, subject to the maximum return at maturity. The leverage factor applies only if the final basket value is greater than the initial basket value.
Maximum return at maturity:	$67.00 per security (6.70% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 200.00% of the appreciation of the basket, provided that investors will not receive a payment at maturity in excess of the maximum payment at maturity, which will be $1,067.00 per security. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket, subject to the maximum return at maturity. However, if the basket has depreciated in value, investors will lose 1% for every 1% decline in the value of the basket from the initial basket value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket components within a limited range of positive performance.
Upside Scenario:	If the final basket value is greater than the initial basket value, the payment at maturity for each security will be equal to the $1,000.00 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of $67.00 per security (6.70% of the stated principal amount). For example, if the final basket value is 3% greater than the initial basket value, the securities will provide a total return of 6% at maturity.
Downside Scenario:	If the final basket value is less than the initial basket value, you will lose 1% for every 1% decline in the value of the basket from the initial basket value and the payment at maturity will be less than the stated principal amount. For example, if the final basket value is 30% less than the initial basket value, you will receive a payment at maturity of $700.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.
June 2025	PS-3

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends that may be paid on the basket components or the stocks included in the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” below.

PLUS Payment at Maturity Diagram

■ The Securities	■ The Basket

Your actual payment at maturity per security will depend on the actual final basket value, which will depend on the actual closing value of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket value is greater than or less than the initial basket value and by how much.

Example 1—Upside Scenario A. The hypothetical final basket value is 101.40 (a 1.40% increase from the initial basket value), which is greater than the initial basket value.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	3%	15%	0.45%
iShares® 20+ Year Treasury Bond ETF	-5%	15%	-0.75%
iShares® MSCI Emerging Markets ETF	5%	15%	0.75%
iShares® Biotechnology ETF	2%	15%	0.30%
Russell 2000® Index	2%	25%	0.50%
SPDR® S&P® Oil & Gas Exploration & Production ETF	1%	15%	0.15%
Sum of hypothetical weighted component returns:			1.40%
June 2025	PS-4

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical final basket value	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + 1.40%)
= 100 × 1.014
= 101.40

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $67.00 per security

= $1,000 + ($1,000 × the basket return × the leverage factor), subject to the maximum return at maturity of $67.00 per security

= $1,000 + ($1,000 × 1.40% × 200.00%), subject to the maximum return at maturity of $67.00 per security

= $1,000 + $28.00, subject to the maximum return at maturity of $67.00 per security

= $1,028.00

Because the basket appreciated from the initial basket value to the hypothetical final basket value and the leveraged return amount of $28.00 per security results in a total return at maturity of 2.80%, which is less than the maximum return at maturity of 6.70%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,028.00 per security.

Example 2—Upside Scenario B. The hypothetical final basket value is 127.25 (a 27.25% increase from the initial basket value), which is greater than the initial basket value.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	30%	15%	4.50%
iShares® 20+ Year Treasury Bond ETF	40%	15%	6.00%
iShares® MSCI Emerging Markets ETF	20%	15%	3.00%
iShares® Biotechnology ETF	35%	15%	5.25%
Russell 2000® Index	25%	25%	6.25%
SPDR® S&P® Oil & Gas Exploration & Production ETF	15%	15%	2.25%
Sum of hypothetical weighted component returns:			27.25%

Hypothetical final basket value	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + 27.25%)
= 100 × 1.2725
= 127.25

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $67.00 per security

= $1,000 + ($1,000 × the basket return × the leverage factor), subject to the maximum return at maturity of $67.00 per security

= $1,000 + ($1,000 × 27.25% × 200.00%), subject to the maximum return at maturity of $67.00 per security

= $1,000 + $545.00, subject to the maximum return at maturity of $67.00 per security

= $1,067.00

Because the basket appreciated from the initial basket value to the hypothetical final basket value and the leveraged return amount of $545.00 per security would result in a total return at maturity of 54.50%, which is greater than the maximum return at maturity of 6.70%, your payment at maturity in this scenario would equal the maximum payment at maturity of $1,067.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 3—Downside Scenario. The hypothetical final basket value is 30.00 (a 70.00% decrease from the initial basket value), which is less than the initial basket value.

June 2025	PS-5

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	-80%	15%	-12.00%
iShares® 20+ Year Treasury Bond ETF	-60%	15%	-9.00%
iShares® MSCI Emerging Markets ETF	-90%	15%	-13.50%
iShares® Biotechnology ETF	-70%	15%	-10.50%
Russell 2000® Index	-40%	25%	-10.00%
SPDR® S&P® Oil & Gas Exploration & Production ETF	-100%	15%	-15.00%
Sum of hypothetical weighted component returns:			-70.00%

Hypothetical final basket value	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + -70.00%)
= 100 × 0.30
= 30.00

Payment at maturity per security = $1,000 + ($1,000 × the basket return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

Because the basket depreciated from the initial basket value to the hypothetical final basket value, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the basket.

June 2025	PS-6

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the final basket value is less than the initial basket value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket value is less than the initial basket value. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 6.70%, which is equivalent to a maximum return at maturity of $67.00 per security and would result in a maximum payment at maturity of $1,067.00 per security. Taking into account the leverage factor, any increase in the final basket value over the initial basket value by more than approximately 3.35% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Investing in the securities is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the stocks included in the basket components.

▪	Your payment at maturity depends on the closing values of the basket components on a single day. Because your payment at maturity depends on the closing values of the basket components solely on the valuation date, you are subject to the risk that the closing values on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the basket components or in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the closing values of the basket components over the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with

June 2025	PS-7

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the basket components or the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the values of the basket components and a number of other factors, including the value and volatility of the basket components, the correlation among the basket components, the dividend yields on the basket components or the stocks included in the basket components, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the value of the EURO STOXX 50® Index, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the basket may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

June 2025	PS-8

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket value to the final basket value.

▪	The basket components are not equally weighted. Accordingly, the performance of basket component with a higher weighting will influence the performance of the securities to a greater degree than the performance of a basket component with a lower weighting. If a basket component with a higher weighting performs poorly, its poor performance could negate or diminish the effect on the basket return of any positive performance by a lower-weighted basket component.

▪	The EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF are subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the value of the EURO STOXX 50® Index.

▪	Investing in the securities exposes investors to risks associated with emerging markets equity securities. The stocks included in the iShares® MSCI Emerging Markets ETF and that are generally tracked by its underlying index have been issued by companies in various emerging markets. Investments linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the value of the iShares® MSCI Emerging Markets ETF. Because the iShares® MSCI Emerging Markets ETF invests in stocks that are traded in non-U.S. currencies, while the net asset value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the value of the shares of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

June 2025	PS-9

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region.  An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	The iShares® 20+ Year Treasury Bond ETF is subject to significant risks, including interest rate-related and credit-related risks. The iShares® 20+ Year Treasury Bond ETF invests in U.S. dollar-denominated fixed-income securities. The performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF and will not reflect interest payments on these bonds. As a result, the performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® 20+ Year Treasury Bond ETF. The market prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the iShares® 20+ Year Treasury Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The iShares® 20+ Year Treasury Bond ETF holds U.S. Treasury securities with a remaining maturity of more than 20 years and as a result will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the iShares® 20+ Year Treasury Bond ETF and the value of the underlying to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

▪	sentiment regarding underlying strength in the U.S. economy and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policies regarding interest rates; and

▪	the performance of U.S. and foreign capital markets.

In addition, the prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by the iShares® 20+ Year Treasury Bond ETF may have their credit ratings downgraded or credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of bonds.

▪	The iShares® Biotechnology ETF is subject to risks associated with the biotechnology and pharmaceutical sectors. The securities held by the iShares® Biotechnology ETF are generally concentrated in the biotechnology and pharmaceutical industries. Companies in these industries invest heavily in research and development which may not necessarily lead to commercially successful products. These industries are also subject to increased governmental regulation which may delay or inhibit the release of new products. Governmental policies on reimbursement for medical expenses may also inhibit the profitability of these companies. Many biotechnology and pharmaceutical companies are dependent upon their ability to use and enforce intellectual property rights and patents, and any impairment of such rights may have adverse financial consequences. These companies can also be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs. Biotechnology and pharmaceutical securities, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. As a result, the underlying shares of the iShares® Biotechnology ETF may be more volatile and be more adversely affected by a single negative economic, political or regulatory occurrence affecting the biotechnology and pharmaceutical industries than a different investment in a more broadly diversified group of industries.

▪	The securities will be subject to risks associated with small capitalization stocks. The stocks included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be

June 2025	PS-10

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

more volatile than stock prices of large capitalization companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to concentrated risks associated with the oil and gas exploration and production industry. The stocks included in the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF and that are generally tracked by the SPDR® S&P® Oil & Gas Exploration & Production ETF are stocks of companies whose primary business is associated with the exploration and production of oil and gas. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

▪	employment levels and job growth;

▪	worldwide and domestic supplies of, and demand for, oil and gas;

▪	the cost of exploring for, developing, producing, refining and marketing oil and gas;

▪	consumer confidence;

▪	changes in weather patterns and climatic changes;

▪	the ability of the members of Organization of Petroleum Exporting Countries and other oil and gas producing nations to agree to and maintain production levels;

▪	the price and availability of alternative and competing fuels;

▪	domestic and foreign governmental regulations and taxes;

▪	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

▪	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of the underlying shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF to decline during the term of the securities.

▪	In the case of basket components that are underlying ETFs, the value and performance of each basket component may not completely track the performance of its underlying index or its net asset value per share. In the case of basket components that are underlying ETFs, the basket components do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in their underlying indices. In addition, the performance of the basket components reflect additional transaction costs and fees that are not included in the calculation of their underlying indices. All of these factors may lead to a lack of correlation between the performance of the basket components and their underlying indices. In addition, corporate actions with respect to the equity securities constituting the basket components or held by the basket components (such as mergers and spin-offs) may impact the variance between the performance of the basket components and their underlying indices. Finally, because the basket components are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market values of the basket components may differ from its net asset value per share.

During periods of market volatility, securities underlying the basket components may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per shares of the basket components and the liquidity of the basket components may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the basket components. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the basket components. As a result, under these circumstances, the market values of the basket components may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the basket components might not correlate with the performance of their underlying indices and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

June 2025	PS-11

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	In the case of basket components that are underlying ETFs, even if a basket component pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on shares of a basket component unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the shares of such basket component on the date of declaration of the dividend. Any dividend will reduce the closing value of the shares of such basket component by the amount of the dividend per share. If a basket component pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	In the case of basket components that are underlying ETFs, an adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market value of a basket component. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the shares of such basket component would not.

▪	In the case of basket components that are underlying ETFs, the securities may become linked to shares of issuers other than the basket components upon the occurrence of a reorganization event or upon the delisting of the shares of such basket component. For example, if the issuer of a basket component enters into a merger agreement that provides for holders of the shares of such basket component to receive shares of other entities, the shares of such other entities will become the applicable basket component for all purposes of the securities upon consummation of the merger. Additionally, if the shares of a basket component are delisted, or such basket component is otherwise terminated, the calculation agent may, in its sole discretion, select shares of other ETFs to be the applicable basket components. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the investment adviser to any underlying ETF or with the sponsors of the EURO STOXX 50® Index and the Russell 2000® Index. Changes that affect the basket components may affect the value of your securities. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the value of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in or held by the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the value of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the basket components, or engaging in transactions in them, and any such action could adversely affect the value of the basket components. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the applicable basket components or in the stocks included in or held by the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the applicable basket components or the stocks included in or held by the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values

June 2025	PS-12

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in or held by the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2025	PS-13

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date.  The graph below sets forth the hypothetical historical daily closing value of the basket for the period from February 2, 2016 to June 11, 2025, assuming that the basket was created on February 2, 2016 with the same basket components and corresponding weights and with a value of 100 on that date.  The hypothetical performance of the basket is based on the actual closing values of the basket components on the applicable dates.  We obtained these closing values from Bloomberg L.P., without independent verification.  Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance February 2, 2016 to June 11, 2025

June 2025	PS-14

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Basket Components

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing value of the EURO STOXX 50® Index on June 11, 2025 was 5,393.15.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2015 to June 11, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Values January 2, 2015 to June 11, 2025

June 2025	PS-15

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® 20+ Year Treasury Bond ETF

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index. The ICE U.S. Treasury 20+ Year Bond Index measures the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that have a remaining maturity greater than or equal to twenty years. The iShares® 20+ Year Treasury Bond ETF is an investment portfolio of iShares® Trust and is maintained and managed by iShares® Trust and BlackRock Fund Advisors.

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® 20+ Year Treasury Bond ETF trade on the Nasdaq Stock Market under the ticker symbol “TLT.”

Please refer to the section “Fund Descriptions—The iShares® 20+ Year Treasury Bond ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® 20+ Year Treasury Bond ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares® 20+ Year Treasury Bond ETF or other securities of the iShares® 20+ Year Treasury Bond ETF.  We have derived all disclosures contained in this pricing supplement regarding the iShares® 20+ Year Treasury Bond ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® 20+ Year Treasury Bond ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® 20+ Year Treasury Bond ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® 20+ Year Treasury Bond ETF.

Historical Information

The closing value of the iShares® 20+ Year Treasury Bond ETF on June 11, 2025 was $86.14.

The graph below shows the closing values of the iShares® 20+ Year Treasury Bond ETF for each day such value was available from February 2, 2016 to June 11, 2025. The table that follows shows the high and low closing values of, and dividends paid on, the iShares® 20+ Year Treasury Bond ETF for each quarter in that same period. We obtained the closing values and other information below from Bloomberg L.P., without independent verification. You should not take the historical values of the iShares® 20+ Year Treasury Bond ETF as an indication of future performance.

June 2025	PS-16

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® 20+ Year Treasury Bond ETF – Historical Closing Values February 2, 2016 to June 11, 2025

iShares® 20+ Year Treasury Bond ETF	High	Low	Dividends
2016
First Quarter	$133.72	$127.36	$0.48943
Second Quarter	$139.46	$127.25	$0.79783
Third Quarter	$143.60	$133.67	$0.76750
Fourth Quarter	$136.81	$116.82	$1.04817
2017
First Quarter	$122.58	$116.51	$0.49304
Second Quarter	$128.26	$120.48	$0.77235
Third Quarter	$129.28	$122.72	$0.78893
Fourth Quarter	$128.35	$122.43	$1.03172
2018
First Quarter	$126.09	$116.74	$0.49353
Second Quarter	$122.24	$116.21	$0.80321
Third Quarter	$122.75	$116.61	$0.81409
Fourth Quarter	$121.51	$112.00	$1.08429
2019
First Quarter	$126.56	$118.66	$0.52813
Second Quarter	$132.90	$122.21	$0.80663
Third Quarter	$147.80	$130.07	$0.78430
Fourth Quarter	$145.99	$134.91	$0.95386
2020
First Quarter	$171.29	$136.74	$0.47121
Second Quarter	$171.29	$156.11	$0.66441
Third Quarter	$171.57	$161.12	$0.56472
Fourth Quarter	$163.36	$155.16	$0.66544
2021
June 2025	PS-17

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

First Quarter	$157.54	$133.92	$0.34750
Second Quarter	$145.73	$135.60	$0.58741
Third Quarter	$151.79	$144.09	$0.55857
Fourth Quarter	$154.35	$141.52	$0.72306
2022
First Quarter	$144.30	$128.66	$0.38286
Second Quarter	$132.38	$108.81	$0.61230
Third Quarter	$120.04	$100.95	$0.67612
Fourth Quarter	$109.47	$92.40	$0.98505
2023
First Quarter	$108.63	$99.48	$0.52526
Second Quarter	$108.53	$100.28	$0.80980
Third Quarter	$102.95	$88.41	$0.84158
Fourth Quarter	$100.51	$82.77	$1.16576
2024
First Quarter	$98.72	$92.18	$0.60536
Second Quarter	$94.67	$87.78	$0.92846
Third Quarter	$101.33	$89.91	$0.91874
Fourth Quarter	$98.49	$87.10	$1.30235
2025
First Quarter	$92.57	$85.29	$0.60210
Second Quarter (through June 11, 2025)	$92.85	$83.97	$0.97273
June 2025	PS-18

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the final share price of the iShares® MSCI Emerging Markets ETF.  The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

Please refer to the section “Fund Descriptions—The iShares® ETFs” in the accompanying underlying supplement for important disclosures regarding the Energy Select Sector SPDR® Fund.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares® MSCI Emerging Markets ETF or other securities of the iShares® MSCI Emerging Markets ETF.  We have derived all disclosures contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI Emerging Markets ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The iShares® MSCI Emerging Markets ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® MSCI Emerging Markets ETF.

Historical Information

The closing value of the iShares® MSCI Emerging Markets ETF on June 11, 2025 was $47.79.

The graph below shows the closing values of the iShares® MSCI Emerging Markets ETF for each day such value was available from January 2, 2015 to June 11, 2025. The table that follows shows the high and low closing values of, and dividends paid on, the iShares® MSCI Emerging Markets ETF for each quarter in that same period. We obtained the closing values and other information below from Bloomberg L.P., without independent verification. You should not take the historical values of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

June 2025	PS-19

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® MSCI Emerging Markets ETF – Historical Closing Values January 2, 2015 to June 11, 2025

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter	$38.10	$34.08	$0.39621
2017
First Quarter	$39.985	$35.43	$0.00000
Second Quarter	$41.93	$38.81	$0.19171
Third Quarter	$45.85	$41.05	$0.00000
Fourth Quarter	$47.81	$44.82	$0.69655
2018
First Quarter	$52.08	$45.69	$0.00000
Second Quarter	$48.14	$42.33	$0.28987
Third Quarter	$45.03	$41.14	$0.00000
Fourth Quarter	$42.93	$38.00	$0.58379
2019
First Quarter	$43.71	$38.45	$0.00000
Second Quarter	$44.59	$39.91	$0.31144
Third Quarter	$43.42	$38.74	$0.00000
Fourth Quarter	$45.07	$40.27	$0.92902
2020
June 2025	PS-20

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

First Quarter	$46.30	$30.61	$0.00000
Second Quarter	$41.19	$32.67	$0.23029
Third Quarter	$45.55	$40.44	$0.00000
Fourth Quarter	$51.70	$43.99	$0.51889
2021
First Quarter	$57.96	$51.68	$0.00000
Second Quarter	$56.09	$52.01	$0.24081
Third Quarter	$54.84	$49.50	$0.00000
Fourth Quarter	$52.50	$47.44	$0.70683
2022
First Quarter	$50.85	$41.54	$0.02601
Second Quarter	$46.71	$39.40	$0.36187
Third Quarter	$41.05	$34.88	$0.00000
Fourth Quarter	$39.54	$33.93	$0.58432
2023
First Quarter	$42.50	$37.27	$0.00000
Second Quarter	$41.02	$38.19	$0.31014
Third Quarter	$41.95	$37.76	$0.00000
Fourth Quarter	$40.30	$36.53	$0.74804
2024
First Quarter	$41.36	$37.68	$0.00000
Second Quarter	$43.79	$39.71	$0.28986
Third Quarter	$46.70	$40.42	$0.00000
Fourth Quarter	$47.36	$41.82	$0.72737
2025
First Quarter	$45.34	$40.81	$0.00000
Second Quarter (through June 11, 2025)	$47.79	$38.52	$0.00000
June 2025	PS-21

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® Biotechnology ETF

The iShares® Biotechnology ETF is an exchange-traded fund that seeks to track the investment results of an index composed of U.S.-listed equities in the biotechnology sector, which is currently the NYSE Biotechnology Index. The NYSE Biotechnology Index measures the performance of U.S.-listed securities of companies that are classified within the biotechnology sub-industry group as determined by ICE Data Indices, LLC. Prior to June 21, 2021, the ETF tracked the Nasdaq Biotechnology Index and was known as the iShares® Nasdaq Biotechnology ETF. Effective June 21, 2021, the ICE Biotechnology Index replaced the Nasdaq Biotechnology Index as the underlying index, and effective November 3, 2023, the ICE Biotechnology Index was renamed the NYSE Biotechnology Index.

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® Biotechnology ETF trade on the Nasdaq Global Market under the ticker symbol “IBB.”

Please refer to the section “Fund Descriptions—The iShares® ETFs” in the accompanying underlying supplement for additional information.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the iShares® Biotechnology ETF or other securities of the iShares® Biotechnology ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares® Biotechnology ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® Biotechnology ETF or the NYSE Biotechnology Index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Biotechnology ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the iShares® Biotechnology ETF.

Historical Information

The closing value of the iShares® Biotechnology ETF on June 11, 2025 was $127.86.

The graph below shows the closing value of the iShares® Biotechnology ETF for each day such value was available from January 2, 2015 to June 11, 2025. The table that follows shows the high and low closing values of, and dividends paid on, the iShares® Biotechnology ETF for each quarter in that same period. We obtained the closing values and other information below from Bloomberg L.P., without independent verification. You should not take the historical values of the iShares® Biotechnology ETF as an indication of future performance.

June 2025	PS-22

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® Biotechnology ETF – Historical Closing Values January 2, 2015 to June 11, 2025

iShares® Biotechnology ETF	High	Low	Dividends
2015
First Quarter	$122.1733	$100.27	$0.00000
Second Quarter	$127.25	$111.22	$0.01932
Third Quarter	$132.6667	$96.4933	$0.00000
Fourth Quarter	$114.37	$99.5867	$0.01149
2016
First Quarter	$108.9867	$81.3467	$0.05093
Second Quarter	$96.1133	$80.4967	$0.05405
Third Quarter	$100.0267	$86.7967	$0.02861
Fourth Quarter	$97.6967	$82.29	$0.03063
2017
First Quarter	$100.83	$90.0033	$0.09966
Second Quarter	$106.9133	$94.7667	$0.05893
Third Quarter	$111.9467	$101.3533	$0.03955
Fourth Quarter	$113.6167	$101.6833	$0.12544
2018
First Quarter	$118.50	$104.86	$0.00000
Second Quarter	$113.90	$101.03	$0.00000
Third Quarter	$122.19	$110.59	$0.15606
Fourth Quarter	$121.26	$89.61	$0.03237
2019
First Quarter	$115.11	$97.50	$0.00000
Second Quarter	$114.93	$99.98	$0.07969
Third Quarter	$110.93	$99.30	$0.07146
Fourth Quarter	$123.50	$97.24	$0.05782
2020
First Quarter	$123.48	$94.39	$0.05543
June 2025	PS-23

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Second Quarter	$138.65	$103.79	$0.12654
Third Quarter	$145.80	$126.88	$0.06320
Fourth Quarter	$157.31	$130.38	$0.06548
2021
First Quarter	$172.60	$146.68	$0.13106
Second Quarter	$163.65	$146.13	$0.02324
Third Quarter	$176.21	$158.89	$0.12441
Fourth Quarter	$164.78	$145.27	$0.04128
2022
First Quarter	$152.37	$119.60	$0.11756
Second Quarter	$134.76	$105.82	$0.03053
Third Quarter	$134.82	$113.42	$0.15859
Fourth Quarter	$138.43	$117.58	$0.10140
2023
First Quarter	$137.23	$121.97	$0.06456
Second Quarter	$133.58	$125.53	$0.00621
Third Quarter	$131.47	$122.27	$0.00000
Fourth Quarter	$137.03	$112.41	$0.27712
2024
First Quarter	$140.89	$132.30	$0.12599
Second Quarter	$139.96	$124.64	$0.00000
Third Quarter	$149.47	$135.09	$0.20047
Fourth Quarter	$148.85	$131.21	$0.06237
2025
First Quarter	$142.33	$127.90	$0.12117
Second Quarter (through June 11, 2025)	$128.79	$112.02	$0.00000
June 2025	PS-24

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of the London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Russell Indices—Disclaimers” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing value of the Russell 2000® Index on June 11, 2025 was 2,148.233.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2015 to June 11, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2015 to June 11, 2025

June 2025	PS-25

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

SPDR® S&P® Oil & Gas Exploration & Production ETF

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry™ Index. The S&P® Oil & Gas Exploration & Production Select Industry™ Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries within the S&P Total Market Index: integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing. The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SSGA Funds Management, Inc. (“SSGA FM”), an investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF, and the SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF trade on the NYSE Arca under the ticker symbol “XOP.”

Please refer to the section “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the SPDR® S&P® Oil & Gas Exploration & Production ETF or other securities of the SPDR® S&P® Oil & Gas Exploration & Production ETF.  We have derived all disclosures contained in this pricing supplement regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The SPDR® S&P® Oil & Gas Exploration & Production ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF.

Historical Information

The closing value of the SPDR® S&P® Oil & Gas Exploration & Production ETF on June 11, 2025 was $128.50.

The graph below shows the closing values of the SPDR® S&P® Oil & Gas Exploration & Production ETF for each day such value was available from January 2, 2015 to June 11, 2025. The table that follows shows the high and low closing values of, and dividends paid on, the SPDR® S&P® Oil & Gas Exploration & Production ETF for each quarter in that same period. We obtained the closing values and other information below from Bloomberg L.P., without independent verification. You should not take the historical values of the SPDR® S&P® Oil & Gas Exploration & Production ETF as an indication of future performance.

June 2025	PS-26

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

SPDR® S&P® Oil & Gas Exploration & Production ETF – Historical Closing Values January 2, 2015 to June 11, 2025

SPDR® S&P® Oil & Gas Exploration & Production ETF	High	Low	Dividends
2015
First Quarter	$215.76	$170.20	$0.62446
Second Quarter	$222.52	$185.72	$0.74194
Third Quarter	$180.88	$126.84	$0.73157
Fourth Quarter	$162.12	$114.56	$0.57263
2016
First Quarter	$123.84	$94.40	$0.34352
Second Quarter	$150.00	$116.92	$0.29228
Third Quarter	$156.48	$131.00	$0.32300
Fourth Quarter	$173.68	$138.92	$0.30146
2017
First Quarter	$168.84	$140.68	$0.29550
Second Quarter	$151.56	$120.68	$0.29788
Third Quarter	$137.48	$116.36	$0.28486
Fourth Quarter	$150.56	$129.00	$0.25809
2018
First Quarter	$159.40	$129.52	$0.25964
Second Quarter	$176.88	$136.12	$0.28480
Third Quarter	$178.08	$156.40	$0.24524
Fourth Quarter	$178.28	$96.48	$0.26341
2019
First Quarter	$126.44	$108.40	$0.29194
Second Quarter	$131.92	$99.44	$0.36909
Third Quarter	$108.80	$82.40	$0.33032
Fourth Quarter	$95.16	$80.16	$0.40002
2020
June 2025	PS-27

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

First Quarter	$97.92	$30.16	$0.37854
Second Quarter	$71.82	$31.04	$0.31100
Third Quarter	$56.19	$42.07	$0.37824
Fourth Quarter	$63.70	$39.65	$0.30066
2021
First Quarter	$91.11	$59.03	$0.36074
Second Quarter	$99.75	$74.00	$0.34764
Third Quarter	$98.98	$72.88	$0.34525
Fourth Quarter	$111.47	$90.95	$0.48758
2022
First Quarter	$138.60	$100.42	$0.48128
Second Quarter	$169.15	$119.48	$0.76729
Third Quarter	$150.83	$112.38	$1.15467
Fourth Quarter	$160.62	$130.31	$0.95020
2023
First Quarter	$145.45	$117.03	$0.95408
Second Quarter	$134.84	$116.28	$0.83170
Third Quarter	$153.81	$125.17	$0.77243
Fourth Quarter	$152.97	$129.44	$1.03637
2024
First Quarter	$154.93	$128.16	$0.76008
Second Quarter	$160.59	$142.71	$0.77719
Third Quarter	$148.36	$126.87	$0.89593
Fourth Quarter	$148.67	$125.50	$0.80760
2025
First Quarter	$145.88	$120.50	$0.76074
Second Quarter (through June 11, 2025)	$133.75	$101.91	$0.00000
June 2025	PS-28

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is more likely than not that a security will be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be short-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

June 2025	PS-29

Citigroup Global Markets Holdings Inc.
PLUS Based on a Basket of Six Underliers Due December-----, 2025 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $17.50 for each $1,000.00 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $12.50 for each $1,000.00 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately two months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2025	PS-30